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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
THOMAS & BETTS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Thomas & Betts Corporation
 8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-5000

March 28, 2001

Dear Shareholder:

    I invite you to attend our 2001 Annual Meeting of Shareholders on Wednesday, May 2, 2001. The meeting will be held at 10:00 a.m. in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. After the business session, we will discuss the financial results for 2000 and report on current operations.

    On the following pages you will find the Notice of Meeting, which lists the matters to be conducted at the meeting, and the Proxy Statement. In addition to the election of ten directors, you will be asked to ratify the appointment of the independent public accountants.

    Your vote is very important regardless of the number of shares you own. You can vote over the Internet, by telephone or by using a traditional proxy card. Detailed voting instructions appear on the next page.

    The Board of Directors recommends that you vote "FOR" proposals 1 and 2.

Sincerely,

T. Kevin Dunnigan
Chairman, President and Chief Executive Officer

Thomas & Betts Corporation
 8155 T&B Boulevard
Memphis, Tennessee 38125

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. on Wednesday, May 2, 2001
PLACE	Winegardner Auditorium The Dixon Gallery and Gardens 4339 Park Avenue Memphis, Tennessee
ITEMS OF BUSINESS	(1)	Election of 10 directors;
	(2)	Ratification of the appointment of KPMG LLP as independent public accountants for fiscal year 2001; and
	(3)	Such other business as may properly come before the meeting or any adjournment or postponement.
RECORD DATE	You are entitled to vote if you were a shareholder of record at the close of business on March 12, 2001.
ANNUAL REPORT	Our 2000 Annual Report to Shareholders for the fiscal year ended December 31, 2000, which is not a part of the proxy soliciting material, is enclosed.
PROXY VOTING	Shareholders of record can vote by one of the following methods:
	(1)	Call 1-877-779-8683 from the U.S. and Canada (this call is free) or 001-1-201-536-8073 from all other countries to vote by telephone anytime up to 12:00 midnight New York time on May 1, 2001; OR
	(2)	Visit the web site at http://www.eproxyvote.com/tnb to vote over the Internet anytime up to 12:00 midnight New York time on May 1, 2001; OR
	(3)	Mark, sign, date and return the enclosed proxy card in the envelope provided.
You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time up to the time your proxy is voted on the day of the meeting.
March 28, 2001

PLEASE VOTE YOUR SHARES PROMPTLY.

THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125

PROXY STATEMENT

    These proxy materials are furnished in connection with the solicitation by the Board of Directors of Thomas & Betts Corporation ("Thomas & Betts," the "Corporation," "our," "we" or "us"), a Tennessee corporation, of proxies to be voted at our 2001 Annual Meeting of Shareholders (the "Annual Meeting") or at any adjournment or postponement.

    You are invited to attend our Annual Meeting on May 2, 2001, beginning at 10:00 a.m. in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee.

    This Proxy Statement, form of proxy and voting instructions will be mailed to our shareholders starting April 4, 2001.

    Holders of shares of Thomas & Betts Common Stock (the "Common Stock") at the close of business on March 12, 2001, are entitled to receive notice and to vote their shares at the Annual Meeting. As of that date, there were 58,148,342 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

    Shareholders of record may vote their proxies by telephone, Internet or mail. A toll-free telephone number and web site address are included on the proxy card. If you choose to vote by mail, an envelope addressed to the Inspectors of Election is provided.

    You may revoke your proxy and reclaim your right to vote in person up to and including the day of the Annual Meeting by (1) giving written notice of revocation to the Inspectors of Election, First Chicago Trust Company, a division of EquiServe, P.O. Box 8620, Edison, New Jersey 08818-9127, (2) timely delivery of a valid, later-dated proxy or (3) voting by ballot at the Annual Meeting.

    You can save us the expense of a second mailing by voting promptly. If you are a shareholder of record, choose ONE of the following voting methods to cast your vote. If your shares are held by a bank, broker or other holder of record, check the information provided with your voting instruction form to see which methods are available to you.

Vote by Telephone

    You can vote your shares by calling 1-877-779-8683 from the U.S. and Canada (at no cost to you) or 001-1-201-536-8073 from all other countries. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you can also give instructions to discontinue future mailings of duplicate annual reports. If you are located outside the U.S. and Canada, see your proxy card for additional instructions. If you vote by telephone, please do not return your proxy card.

Vote by Internet

    You can choose to vote over the Internet. The web site for Internet voting is http://www.eproxyvote.com/tnb. Internet voting is available 24 hours a day. You will be given the opportunity to confirm that your votes have been properly recorded, and you can give instructions to discontinue future mailings of duplicate annual reports. If you vote over the Internet, please do not return your proxy card.

Vote by Mail

    If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to First Chicago Trust Company in the envelope provided. To discontinue future mailings of duplicate annual reports, check the box provided on the card.

Vote at the Annual Meeting

    Your vote by telephone, Internet or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

    All shares that have been properly voted—whether by telephone, Internet or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

List of Shareholders

    A list of shareholders entitled to vote at the Annual Meeting will be available at the corporate headquarters from April 6, 2001 through May 1, 2001, and at the Annual Meeting.

Quorum

    The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to constitute a quorum.

Other Matters Which May Come Before the Meeting and Discretionary Voting

    The Board of Directors does not know of any matter for action by shareholders at the Annual Meeting other than the matters described in the Notice. The enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing of this Proxy Statement but which may properly come before the Annual Meeting. The persons named as Proxies on the proxy card are authorized to vote in accordance with their best judgment on any such matter.

Multiple Copies of Annual Report to Shareholders

    If more than one copy of the 2000 Annual Report is sent to your address, we will discontinue the mailing of the annual report to the account(s) you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided after you vote by telephone or over the Internet.

    At least one account in your name or at the same address as another shareholder of record must continue to receive the annual report. Mailing of dividends, proxy materials and special notices will not be affected by your election to discontinue future duplicate mailings of the annual report. To resume the mailing of an annual report to an account, write to Thomas & Betts Corporation, Investor Relations Department, 8155 T&B Boulevard, Memphis, Tennessee 38125.

    If you own Common Stock through a bank, broker or other nominee and receive more than one copy of our 2000 Annual Report, contact the holder of record to eliminate duplicate mailings.

Cost of Proxy Solicitation

    The Corporation will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson Shareholder Communications, Inc. to distribute material to beneficial owners whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies, for a fee estimated at $7,500 plus expenses. In addition, directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or e-mail. We will reimburse brokers, banks and others who are record holders of Common Stock for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

SECURITY OWNERSHIP

    The following table shows beneficial ownership of Common Stock (1) as of March 12, 2001 by (a) each director and each director nominee, (b) the current and former Chief Executive Officer; each of the four most highly compensated executive officers who were serving as executive officers of the Corporation at the end of 2000; and two additional individuals who were not serving as executive officers of the Corporation at the end of 2000 but whose compensation for the year 2000 requires that they be named herein (together called the "Named Executive Officers"), and (c) all directors and executive officers as a group; and (2) as of December 31, 2000 by beneficial owners of more than 5% of the outstanding shares of Common Stock. Information regarding beneficial owners of more than 5% of the outstanding shares of Common Stock was copied from the latest Schedule 13G or 13D filed by these beneficial owners with the Securities and Exchange Commission. Except as otherwise stated, each of the individuals named exercises sole voting and investment power over his or her shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Number of Shares that may be Acquired Within 60 days of March 12, 2001 through the Exercise of Stock Options	Number of Stock Credits Held(1)	Percent of Class(2)
Directors:
Ernest H. Drew	2,600(3)	1,600	10,845	*
Jeananne K. Hauswald	1,734(3)	1,600	1,346	*
Dean Jernigan	283(3)	1,134	106	*
Ronald B. Kalich Sr.	600(3)	1,600	5,368	*
Robert A. Kenkel	2,800(3)(4)	1,600	1,475	*
Kenneth R. Masterson	1,250(3)	1,600	1,190	*
Jean-Paul Richard	4,100(3)	1,600	822	*
Jerre L. Stead	2,600(3)	1,600	436	*
William H. Waltrip	2,000(3)	1,600	2,762	*
Named Executive Officers:
T. Kevin Dunnigan[nc_cad,217]	230,171(3)	226,972	—	*
Clyde R. Moore	95,620(3)	336,687	—	*
John P. Murphy	35,625(3)	16,667	—	*
Jerry Kronenberg	28,430(3)	47,259	—	*
Gregory M. Langston	21,949(3)	43,756	—	*
Connie C. Muscarella	6,596(3)(5)	4,850	—	*
T. Roy Burton	36,614(3)	84,083	—	*
W. Neil Parker	25,773(3)	48,492	—	*
All directors and executive officers as a group (22 persons)	588,058	1,003,875	—	2.69
Beneficial Owners of More Than 5% of Common Stock:
AXA Financial, Inc.	6,485,212(6)	—	—	11.18
Gabelli Asset Management Inc.	5,608,294(7)	—	—	9.67
Vanguard Horizon Funds—Vanguard Capital Opportunity Fund	4,850,000(8)	—	—	8.36

†

also serves as a director

(Footnotes continued on following page)

(1)
Stock credits and dividend equivalents are hypothetical investments in Common Stock that are recorded as bookkeeping entries to directors' accounts in the Deferred Fee Plan for Nonemployee Directors. Stock credits do not have voting rights.

(2)
An asterisk indicates the person's total interests are less than 1% of the outstanding Common Stock.
(3)
Includes shares of restricted stock with respect to which the holders have sole voting power but no dispositive power during the restricted period, as follows: E.H. Drew, 1,800; J.K. Hauswald, 1,484; D. Jernigan, 283; R.B. Kalich, 600; R.A. Kenkel, 1,400; K.R. Masterson, 1,250; J.-P. Richard, 1,000; J.L. Stead, 600; W.H. Waltrip, 1,800: T.K. Dunnigan, 72,994; C.R. Moore, 36,980; J.P. Murphy, 35,625; J. Kronenberg, 15,210; G.M. Langston, 10,808; C.C. Muscarella, 6,554; T.R. Burton, 18,231; and W.N. Parker, 15,608.
(4)
Includes 1,000 shares held in a family trust of which Mr. Kenkel and his wife are co-trustees and with respect to which Mr. Kenkel shares voting and dispositive power with his wife.
(5)
Excludes 200 shares owned by the spouse of Ms. Muscarella with respect to which she disclaims beneficial ownership.
(6)
AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104, a parent holding company, disclaims dispositive power and voting power as to all shares. Alliance Capital Management L.P., a registered investment advisor and a subsidiary of AXA Financial, Inc., has sole dispositive power as to 6,484,612 shares; sole voting power as to 3,803,184 shares; and shared voting power as to 440,835 shares. The Equitable Life Assurance Society of the United States, an insurance company, a registered investment advisor and a subsidiary of AXA Financial, Inc., has sole dispositive power and sole voting power as to 600 shares.
(7)
Gabelli Asset Management Inc., One Corporate Center, Rye, New York 10580, a parent holding company, disclaims dispositive power and voting power as to all shares. GAMCO Investors, Inc., a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive power as to 4,446,694 shares and sole voting power as to 4,400,694 shares. Gabelli International II Limited, an investment company, has sole dispositive power and sole voting power as to 3,000 shares. Gabelli Performance Partnership L.P., an investment limited partnership, has sole dispositive power and sole voting power as to 4,600 shares. Gabelli Funds, LLC, a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive and sole voting power as to 1,154,000 shares.
(8)
Vanguard Horizon Funds—Vanguard Capital Opportunity Fund, P.O. Box 2600, Valley Forge, Pennsylvania 19482, a registered investment company, has shared dispositive power and sole voting power as to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

    On the basis of reports and representations submitted by the directors and executive officers of the Corporation, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that each director, other than Messrs. Moore and Jernigan, filed one late Form 5 reporting one dividend equivalent reinvestment transaction; Messrs. Drew and Kalich filed one late Form 5 reporting deferred fee compensation in 1999; and Mr. John R. Mayo, the Corporation's former President and Chief Operating Officer, filed one late amended Form 3 reporting one stock option grant.

BOARD AND COMMITTEE MEMBERSHIP

Board of Directors

    The Board, which is elected by the shareholders, is the ultimate decision-making body of the Corporation, except for those matters reserved to the shareholders. The Board establishes broad corporate policy and gives guidance to the Corporation. It selects the senior management team, which is charged with the conduct of the Corporation's business. In 2000, there were 10 meetings of the Board plus action by unanimous written consent on two occasions, and 16 meetings of committees of the Board plus action by unanimous written consent on seven occasions. All director nominees attended at least 75% of the meetings of the Board and committees of which they were members. The total combined attendance at these meetings was 97.4%.

Committees of the Board of Directors

    The four standing committees of the Board are: Audit, Corporate Governance, Executive and Human Resources. Members of each committee, who are elected by the full Board, are named below. The Corporation follows the practice of periodically rotating the membership of all committees and the chairmanship of the Audit, Corporate Governance and Human Resources Committees.

Audit Committee
Members:	Jeananne K. Hauswald, Chairperson; Ronald B. Kalich Sr., Jean-Paul Richard, Jerre L. Stead
2000 Meetings:	Eight

    The primary function of the Audit Committee is to protect the interests of the Corporation's shareholders by assisting senior management and the Board of Directors in fulfilling its oversight responsibilities related to the Corporation's corporate accounting and financial reporting practices and the quality and integrity of the Corporation's financial reports. The Audit Committee is comprised of independent directors as defined in the rules of the New York Stock Exchange. All members of the Audit Committee have a working familiarity with basic finance and accounting practices and are able to read and understand fundamental financial statements, and at least three members have accounting or related financial management expertise. Below is a summary of the Audit Committee duties and responsibilities:

General

  •
  Review annually its written charter and publish the charter at least every three years in the Corporation's proxy statement.

  •
  Report its actions and recommendations to the Board.

  •
  Meet in separate executive sessions, without members of management present, with the independent auditors and with the internal auditors to discuss matters that it believes should be discussed privately.

  •
  Conduct or authorize investigations into any matters within its scope of responsibilities.

  •
  Review any new or proposed accounting or auditing standards from the accounting profession or the Securities and Exchange Commission which are relevant to the Corporation's accounting and internal controls.

Independent Auditors

  •
  Recommend the selection of the independent auditors, after duly considering their independence and effectiveness, and review the fees to be paid to the independent auditors.

  •
  Instruct the independent auditors that they are accountable to the Board of Directors and the Audit Committee.

  •
  Consult with the independent auditors about internal controls and the fullness and accuracy of the financial statements.

  •
  Meet with the independent auditors and financial management of the Corporation to review the scope of the annual external audit.

  •
  Review the coordination of internal and external audit procedures.

Internal Audit

  •
  Review and approve the annual internal audit plan.

  •
  Review the adequacy of internal audit staff in terms of their number and their qualifications.

  •
  Review a summary of the findings of completed internal audits and a progress report on executing the approved internal audit plan.

  •
  Inquire of the internal auditors regarding any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information or to the appropriate level of management authority.

  •
  Review the appointment, performance, independence and, if appropriate, the replacement of the internal auditors.

Financial Statements/Internal Controls

  •
  Inquire regarding the adequacy, scope and effectiveness of accounting and financial controls and, as warranted, request recommendations for improvements.

  •
  Review annual financial statements and related notes with management and the independent auditors and discuss the auditors' judgment about the quality, not just the acceptability, of the Corporation's accounting principles as applied to its financial reporting.

  •
  Each year, after review and discussion of the audited financial statements with management and the independent auditors, recommend to the Board of Directors whether the financial statements should be included in the Corporation's Annual Report on Form 10-K.

  •
  Each year, beginning with fiscal year 2000, prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

  •
  Review the travel and entertainment expenses of all inside directors for compliance with corporate policy.

    A copy of the Audit Committee Charter is attached as Appendix A to this Proxy Statement.

Corporate Governance Committee
Members:	Kenneth R. Masterson, Chairperson; Ernest H. Drew, Jerre L. Stead. T. Kevin Dunnigan served on this committee from May 3 through October 19, 2000 and Clyde R. Moore served from May 3 through August 9, 2000.
2000 Meetings:	Two

    This committee is currently comprised solely of nonemployee directors of the Corporation whose principal responsibilities are to:

  •
  review the performance, attendance and maintenance of qualifications of current members of the Board;

  •
  receive suggestions and make recommendations to the Board concerning candidates for the Board and the slate of director nominees to be submitted to the annual meeting of shareholders;

  •
  make recommendations to the Board concerning the compensation of nonemployee directors and the retirement policy of the Board;

  •
  review Board procedures and practices;

  •
  recommend membership assignments for committees of the Board;

  •
  review and take action on requests for management personnel to serve on boards of directors of other companies; and

  •
  consider shareholder suggestions of persons for consideration as candidates for nomination as members of the Board.

    A shareholder should submit the name, biographical data and qualifications of any suggested director candidate to the Secretary of the Corporation. The recommendation should be accompanied by the person's written consent to be named as a candidate and, if nominated and elected, to serve as a director. If a shareholder wishes to nominate at the annual meeting of shareholders a person for election to the Board, the Corporation's Bylaws require that the nomination satisfy certain conditions, including, generally, that written notice be delivered to the Secretary at the Corporation's principal executive offices not less than 120 days prior to the first anniversary of the preceding year's annual meeting of shareholders. A copy of the Bylaws is available from the Secretary upon the request of any shareholder.

Executive Committee
Members:	T. Kevin Dunnigan, Chairperson; Ernest H. Drew, Robert A. Kenkel, Kenneth R. Masterson, William H. Waltrip. Clyde R. Moore served on this committee from May 3 through August 9, 2000.
2000 Meetings:	None; action by unanimous written consent on five occasions

    The Executive Committee's function is to act for the Board, to the extent permitted by law, in any situation in which Board action is required and it is not practicable to have a meeting of the Board.

Human Resources Committee
Members:	William H. Waltrip, Chairperson; Robert A. Kenkel, Dean Jernigan
2000 Meetings:	Six; action by unanimous written consent on two occasions

    This committee is composed solely of nonemployee directors of the Corporation whose principal responsibilities are to:

  •
  review compensation programs, employee benefit plans and personnel policies applicable to officers and other members of senior management;

  •
  review management development and succession programs;

  •
  review major organization changes and evaluate their impact on senior management succession plans and reward systems, and make recommendations to the Board when Board action is required;

  •
  make recommendations to the Board on the compensation of the five most highly compensated executive officers;

  •
  establish annually the performance criteria for the Executive Incentive Plan and certify at the end of each year the extent to which the performance targets are met;

  •
  perform the administrative functions assigned to the committee by the provisions of the Executive Incentive and the 1993 Management Stock Ownership Plans; and

  •
  report the results of its actions and findings to the Board and recommend any programs and changes considered desirable.

    The chairperson of this committee is responsible for chairing the annual review by the Board of Directors of the performance of the Chief Executive Officer.

AUDIT COMMITTEE REPORT

    The Audit Committee has reviewed and discussed the audited financial statements for the Corporation's fiscal year ended December 31, 2000 with management. The Audit Committee has also discussed with KPMG LLP, the Corporation's independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61.

    The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with representatives of KPMG LLP the independence of KPMG LLP.

    Based on its review and discussions with KPMG LLP and management, the Audit Committee has recommended to the Board of Directors that the Corporation's audited financial statements for the fiscal year ended December 31, 2000 be included in the Corporation's 2000 Annual Report on Form 10-K.

Jeananne K. Hauswald, Chairperson
Ronald B. Kalich Sr.
Jean-Paul Richard
Jerre L. Stead

March 26, 2001

    The Audit Committee Report presented above should not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Fees

    Financial statement audit fees, including quarterly reviews and 25 statutory audits in 13 countries, for the fiscal year ended December 31, 2000 were approximately $3.6 million.

Financial Information Systems Design and Implementation Fees

    KPMG LLP did not render any services related to financial information systems design or implementation for the fiscal year ended December 31, 2000.

All Other Fees

    Fees for tax compliance in 12 countries, tax consulting in five countries, audits of 10 employee benefit plans, and other accounting services were approximately $850,000.

COMPENSATION

Director Compensation

Fees

    Nonemployee directors receive the following fees:

Annual Retainer:	$26,000
Committee Chairperson Annual Retainer:	$3,500	(1)
Board Meeting Fee:	$2,000
Committee Meeting Fee:	$1,500

(1)
Effective May 2, 2001, this retainer will be $4,500.

    No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Employee directors do not receive any fees for serving as a director of the Corporation or as a member or chairperson of any committee of the Board.

Benefit Plans

    The Deferred Fee Plan for Nonemployee Directors (the "Deferred Fee Plan") provides for a nonemployee director to defer all or a portion of compensation earned for services as a director. Any amount deferred is valued, in accordance with the director's election, in a hypothetical investment in Common Stock ("Stock Credits") or in one or more of seven mutual funds in the Vanguard Group. Stock Credits fluctuate in value as the value of the Common Stock fluctuates. In addition, each nonemployee director receives an annual grant of Stock Credits having a value of $7,500 as of the last day of the Board year. Additional Stock Credits are credited as dividend equivalents on the payment date and at the same value as dividends declared on the Common Stock. Stock Credits are distributed in shares of Common Stock and mutual fund accounts are distributed in cash upon a director's termination of service.

    The Restricted Stock Plan for Nonemployee Directors provides that each nonemployee director who is elected or re-elected at the annual meeting of shareholders receives an award of 200 restricted shares of Common Stock. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an award of a prorated number of restricted shares of Common Stock effective as of the date of election. Shares awarded to a nonemployee director remain restricted until the director's termination of service as a director.

    The Nonemployee Directors' Stock Option Plan provides that each nonemployee director, upon election, receives a nonqualified stock option grant for shares of Common Stock. In 2000, each nonemployee director received a nonqualified stock option grant for 800 shares. For 2001, each nonemployee director will receive a stock option grant for 5,000 shares. A nonemployee director who is elected to fill a vacancy or a newly created directorship in the interim between annual meetings receives an option grant of shares of Common Stock effective as of the date of election. The option exercise price is the fair market value (average of the high and low sales prices of Common Stock as reported on the New York Stock Exchange Composite Tape) of a share of Common Stock on the date the option is granted. Each option grant is fully vested and exercisable on the date it is granted and has a term of ten years, subject to earlier expiration in the event the director's membership on the Board terminates due to retirement, disability, death, or for any other reason.

Transactions with Nonemployee Directors

    The Corporation entered into an agreement with Mr. Dunnigan effective February 5, 1997 (the "Agreement") in connection with Mr. Dunnigan's desire to relinquish the title of Chief Executive Officer and to retire as an employee of the Corporation. In recognition of Mr. Dunnigan's long and valued service to the Corporation, including 12 years as Chief Executive Officer, the Agreement provided for the grant to Mr. Dunnigan on February 5, 1997 of a stock option for 26,170 shares, a restricted stock award of 14,091 shares that vested on February 4, 2000, and a special stock award of 32,302 shares that was distributed in three substantially equal installments on May 7, 1998, May 7, 1999 and May 7, 2000, an incentive cash bonus in March 1998 under the Executive Incentive Plan as if he had served as Chief Executive Officer of the Corporation for the entire fiscal year 1997; and retirement benefits under the Executive Retirement Plan, described on page 15, attributable to a retirement age of 60.

    The Agreement further provided for Mr. Dunnigan's post-retirement service as Chairman of the Board for a term ending May 3, 2000, at an annual rate of no less than $500,000 per year and perquisites consisting of membership fees in a golf club in Memphis, Tennessee, that is used in part for Corporation business, and an automobile allowance. Mr. Dunnigan devoted his knowledge, skill, attention and energies to the performance of the duties of Chairman of the Board, performed projects that were assigned by the Board or requested by the former Chief Executive Officer, and refrained from engaging in any business, service or employment without the prior consent of the Board. No other fees, stock awards, retirement benefits or other compensation were paid to Mr. Dunnigan for serving as a member of the Board or any committee of the Board during the term of the Agreement. During the period May 8, 2000 through August 9, 2000, Mr. Dunnigan served as a nonemployee director and was compensated in the same manner as other nonemployee directors. On August 9, 2000, Mr. Dunnigan was elected Chairman and Chief Executive Officer of the Corporation. His compensation in this position is described on page 19.

Legal Proceedings

    On February 16, 2000, certain shareholders of the Corporation filed a purported class-action suit in the United States District Court for the Western District of Tennessee against the Corporation, Clyde R. Moore and Fred R. Jones. The complaint alleges fraud and violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The plaintiffs allege that purchasers of the Common Stock between April 28, 1999, and December 14, 1999, were damaged when the market value of the stock dropped by nearly 29 percent on December 15, 1999. The plaintiffs allege generally that the defendants artificially inflated the market value of the Common Stock by a series of misleading statements or by failing to disclose certain adverse information. An unspecified amount of damages is sought. On July 12, 2000, the Corporation filed a Motion to Dismiss the suit, together with a memorandum of law in support of the motion to dismiss. After the motion was fully briefed, but before argument, plaintiffs requested and were granted leave to file an amended pleading adding claims based on the Corporation's announcement of additional accounting charges on August 21, 2000. A further amended complaint was subsequently filed expanding the alleged plaintiff class to include all purchasers of the Corporation's securities from April 28, 1999 to August 21, 2000.

    On August 28, 2000, a shareholder filed a purported class-action suit in the United States District Court for the Western District of Tennessee against the Corporation, Clyde R. Moore, T. Kevin Dunnigan, Fred R. Jones and John P. Murphy. The complaint alleges fraud and violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The plaintiffs allege that purchasers of the Common Stock between February 15, 2000 and August 21, 2000 were damaged when the market value of the stock dropped by nearly 26% on June 20, 2000, and fell another 8% on August 22, 2000. The plaintiffs allege generally that the defendants artificially inflated the market value of the Common Stock by a series of materially false and misleading statements or by failing to disclose certain adverse information. An unspecified amount of damages is sought. Three additional complaints alleging essentially identical claims were subsequently filed against the same defendants in the same court by plaintiffs represented by the same counsel who filed the August 28 action.

    On December 12, 2000, the Court issued an order consolidating all of the above actions into a single action, and appointing lead plaintiffs and lead counsel. The plaintiffs filed a consolidated complaint on January 25, 2001. The consolidated complaint essentially repeats the allegations in the earlier complaints described above, but does not name T. Kevin Dunnigan or John P. Murphy as defendants. The Corporation intends to contest the litigation vigorously and filed a renewed motion to dismiss on March 12, 2001. At this early stage of litigation, the Corporation is unable to predict the outcome of this litigation and its ultimate effect, if any, on the financial condition of the Corporation. However, management believes that there are meritorious defenses to the claims. Mr. Moore and Mr. Jones, the only individual defendants, may be entitled to indemnification by the Corporation.

Executive Compensation

    Summary of Cash and Certain Other Compensation.  The following table shows, for the fiscal years ended December 31, 2000, January 2, 2000 and January 3, 1999, the cash compensation paid by the Corporation as well as other compensation paid for those years to the Named Executive Officers in all capacities in which they served.

Summary Compensation Table

Long-Term Compensation
Annual Compensation
							Restricted Stock Awards ($)(1)	Securities Underlying Options/SARs Granted(#)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)				All Other Compensation ($)(2)
T. Kevin Dunnigan Chairman, President and Chief Executive Officer	2000 1999 1998	293,154 — —	109,933 — —		— — —		467,969 — —	100,000 — —	8,612 — —
Clyde R. Moore Former Chairman, President and Chief Executive Officer	2000 1999 1998	740,000 685,000 654,000	— 194,006 207,514		— — —		631,256 647,530 670,806	50,735 35,550 25,088	31,462 29,381 46,031
John P. Murphy Senior Vice President-Chief Financial Officer	2000 1999 1998	250,000 — —	362,500 — —	(3)	73,954 — —	(4)	692,188 — —	50,000 — —	— — —
Jerry Kronenberg Vice President-General Counsel and Secretary	2000 1999 1998	250,000 240,000 233,000	56,250 29,131 44,359		— — —		130,670 146,753 158,652	10,503 7,311 6,203	10,259 9,710 11,203
Gregory M. Langston Group President- International	2000 1999 1998	300,000 275,000 250,000	— 154,116 13,750		— — —		167,597 213,988 208,258	13,471 9,596 7,788	9,829 11,373 10,575
Connie C. Muscarella Vice President-Human Resources and Administration	2000 1999 1998	197,646 147,619 107,849	38,740 16,504 16,760		— — 50,644	(4)	43,547 — —	5,850 2,625 1,150	7,185 5,165 2,850
T. Roy Burton Former President- Electronics/ OEM Group	2000 1999 1998	300,000 300,000 273,000	81,000 10,626 15,154		— — —		184,377 235,068 229,064	14,819 10,556 8,567	11,721 12,258 10,952
W. Neil Parker Former President- Electrical Components Group	2000 1999 1998	300,000 275,000 250,000	75,000 9,741 34,283		— — —		167,597 203,193 208,258	13,471 9,596 7,788	21,024 23,048 20,420

(1)
Fair market value (the average of the high and low stock prices for the day) of shares awarded on the date of grant. Dividends are paid to the recipients of restricted stock awards at the same time and at the same rate as paid to all shareholders. The number and value of the aggregate restricted stock holdings as of December 31, 2000, based on the closing market price of the Common Stock on Friday, December 29, 2000 of $16.1875, are as follows:

    (Footnotes continued on following page)

T.K. Dunnigan	25,000	$404,688
C.R. Moore	50,489	817,291
J.P. Murphy	25,000	404,688
J. Kronenberg	11,149	180,474
G.M. Langston	15,002	242,845
C.C. Muscarella	1,500	24,281
T.R. Burton	16,495	267,013
W.N. Parker	14,748	238,733

(2)
The amounts reported in 1998, 1999 and 2000 under the column "All Other Compensation" are comprised of the following:

Name	Year	Matching Contributions by the Corporation to 401(k) Plan ($)	Matching Contributions by the Corporation to Nonqualified Savings Plan ($)	Premiums paid by the Corporation for Group Term and Whole Life Insurance * ($)
T.K. Dunnigan	2000 1999 1998	6,459 — —	2,153 — —	— — —
C.R. Moore	2000 1999 1998	6,825 5,624 6,810	16,496 16,004 31,837	8,141 7,753 7,384
J.P. Murphy	2000 1999 1998	— — —	— — —	— — —
J. Kronenberg	2000 1999 1998	6,341 7,218 6,756	3,918 2,492 4,447	— — —
G.M. Langston	2000 1999 1998	5,492 7,243 6,642	— — —	4,337 4,130 3,933
C.C. Muscarella	2000 1999 1998	6,454 5,108 2,850	731 57 —	— — —
T.R. Burton	2000 1999 1998	6,021 6,896 5,845	69 — —	5,631 5,362 5,107
W.N. Parker	2000 1999 1998	6,644 7,157 6,642	4,725 6,696 5,021	9,655 9,195 8,757

    *Group term life insurance and whole life Insurance having an aggregate face value equal to 1 1/2 times each person's annual base salary and average bonus.

(3)
The amount reported includes a $200,000 signing bonus.

(4)
This amount was a reimbursement of relocation expenses.

    Stock Option Grants.  The following table contains information concerning the grant of stock options under the Corporation's 1993 Management Stock Ownership Plan to the Named Executive Officers during the last fiscal year.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
		Percent of Total Options/SARs Granted to Employees in Fiscal Year
	Number of Securities Underlying Options/SARs Granted(#)(1)
			Exercise or Base Price ($/Sh)(2)
				Expiration Date
Name					5% ($)	10% ($)
T.K. Dunnigan	100,000	9.52	18.7188	09-06-10	1,177,212	2,983,287
C.R. Moore	50,735	4.83	29.0313	02-02-10	926,299	2,347,424
J.P. Murphy	50,000	4.76	27.6875	03-27-10	870,626	2,206,337
J. Kronenberg	10,503	1.00	29.0313	02-02-10	191,760	485,956
G.M. Langston	13,471	1.28	29.0313	02-02-10	245,948	623,281
C.C. Muscarella	5,850	0.56	29.0313	02-02-10	106,807	270,670
T.R. Burton	14,819	1.41	29.0313	02-02-10	270,559	685,650
W.N. Parker	13,471	1.28	29.0313	02-02-10	245,948	623,281

(1)
Options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. The options granted to certain former executive officers vested immediately upon the termination date specified in their severance or retirement agreements.

(2)
Based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape on the date of grant. The exercise price may be paid in cash or by tendering shares of Common Stock valued at the closing price reported on the NYSE Tape for the day immediately preceding the date of exercise.

(3)
The dollar amounts under these columns are the result of calculations at the arbitrary rates of 5% and 10% set by the Securities and Exchange Commission and are not forecasts of the value of the Common Stock.

    Stock Option Exercises.  The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the last fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#)
					Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($)(2)
	Shares Acquired on Exercise (#)
		Value Realized ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
T.K. Dunnigan	—	—	226,972	100,000	0	0
C.R. Moore	—	—	336,687	—	0	0
J.P. Murphy	—	—	—	50,000	0	0
J. Kronenberg	—	—	39,344	17,354	0	0
G.M. Langston	—	—	21,292	22,464	0	0
C.C. Muscarella	—	—	1,642	7,983	0	0
T.R. Burton	—	—	44,557	24,711	0	0
W.N. Parker	—	—	38,206	22,464	0	0

(1)
Fair market value on the date of exercise of shares covered by options exercised, less exercise price.

(2)
Fair market value of in-the-money option shares on December 29, 2000 ($16.1250), less option exercise price.

    Pension Plan Table.  The following table shows the estimated annual retirement benefits payable to the Named Executive Officers under the Thomas & Betts Pension Plan, the Thomas & Betts Pension Restoration Plan and the Thomas & Betts Corporation Executive Retirement Plan, prior to offset as described below, assuming they retire at age 60 with the indicated levels of remuneration and years of credited service classifications.

	Years of Service
Remuneration($)	5	10	15	20	25	30	35
200,000	25,000	50,000	75,000	100,000	115,000	130,000	145,000
300,000	37,500	75,000	112,500	150,000	172,500	195,000	217,500
400,000	50,000	100,000	150,000	200,000	230,000	260,000	290,000
500,000	62,500	125,000	187,500	250,000	287,500	325,000	362,500
600,000	75,000	150,000	225,000	300,000	345,000	390,000	435,000
700,000	87,500	175,000	262,500	350,000	402,500	455,000	507,500
800,000	100,000	200,000	300,000	400,000	460,000	520,000	580,000
900,000	112,500	225,000	337,500	450,000	517,500	585,000	652,500
1,000,000	125,000	250,000	375,000	500,000	575,000	650,000	725,000
1,100,000	137,500	275,000	412,500	550,000	632,500	715,000	797,500

    The remuneration specified in the Pension Plan Table includes salary and bonus as reported in the Summary Compensation Table. The annual retirement benefits are based on the annualized average during the 60 consecutive month period that provides the highest average for the participant. The Named Executive Officers have the number of years of credited service listed below.

Name	Years of Credited Service
T.K. Dunnigan	5
C. R. Moore	21
J.P. Murphy	6
J. Kronenberg	6
G.M. Langston	11
C.C. Muscarella	3
T. R. Burton	12
W.N. Parker	9

    Retirement benefits shown in the Pension Plan Table have been computed on a 10-year certain and life annuity basis and are subject to offset for benefits payable under certain prior employer's retirement programs.

    Employment Contracts, Change-of-Control Arrangements for Executives, and Termination of Employment for Executives. The Corporation has an agreement with each of the Named Executive Officers providing for continuation of employment for a term of three years following any change of control of the Corporation. Each agreement provides for compensation to be continued during the three-year term at least at the same level that existed prior to the time of a change of control, provided the person continues employment, leaves employment for good reason, or is terminated without cause. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the person's position; the diminution of the person's position, authority, duties or responsibilities; failure to provide compensation or benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the person was employed immediately prior to the change of control; or failure to require any successor to the Corporation to assume and agree to perform the agreement.

    A person's employment may be terminated for cause, which is an act or acts of dishonesty intended to result in substantial personal enrichment, willful violations of the person's duty to perform responsibilities under the agreement, or conviction of a felony. Each agreement also provides for immediate vesting of stock options and lapse of restrictions on restricted stock awards if the person's employment is terminated following a change of control.

    Generally, a "change of control" will be deemed to have occurred if (i) any person, including a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of 25% or more of the outstanding voting securities of the Corporation or (ii) a majority of the Board ceases for any reason to be members of the "Incumbent Board." The Incumbent Board means a director who was a director of the Corporation as of the date of each employment agreement as well as any person whose election or nomination after such date was approved by at least 75% of the vote of the then Incumbent Board.

    Mr. Dunnigan re-joined the Corporation on August 9, 2000 as chairman and chief executive officer. His employment arrangement consisted of base salary for 2000 at the annual rate of $740,000; annual incentive target and maximum rates of 75% and 150%, respectively, of base salary; a stock option grant for 100,000 shares; a restricted stock award for 25,000 shares; an annual perquisite allowance of $25,000; and participation in the Corporation's health and welfare benefit, 401(k) and nonqualified savings plans. Mr. Dunnigan became a new participant in the Executive Retirement Plan and was granted additional service if needed to meet the minimum five-year service requirement to receive a benefit; however, he will not participate in the Thomas & Betts Pension Plan inasmuch as he has reached the maximum of 35 years of credited service under that plan. Mr. Dunnigan was authorized to use the company airplane for personal travel, with any such use to be appropriately reported and disclosed as income with gross up for taxes, and stock options granted to him between 1994 and 1997 were amended to eliminate the six-year limit for exercisability that is applicable to retirees.

    Separation and Retirement Agreements.  During 2000, the Corporation entered into separation and retirement agreements with Messrs. Burton, Langston and Moore.

    All of these agreements contain the following terms: (1) each former executive will provide consulting services to the Corporation, as an inactive employee, to facilitate the transition of his successor as well as on other matters within his competence, knowledge and experience for a period of time, the longest of which is April 1, 2001; (2) the Corporation will provide certain indemnification rights to the former executives; (3) the Corporation will maintain executive risk insurance for each executive for a period of five years from his termination date, longest of which is April 1, 2006; (4) each executive, except Mr. Langston, will refrain from competing with the Corporation or recruiting or hiring its employees for a period of time, the shortest of which is December 31, 2002; (5) each executive will not divulge confidential information of the Corporation or make any disparaging remarks about the Corporation or its officers and directors; and (6) each executive will cooperate in any legal matters (with reasonable compensation after his termination date).

    If the former executives satisfy their respective obligations under their separation or retirement agreements, they will be entitled to receive certain benefits and compensation as described below, which are in addition to any other benefits to which they are otherwise entitled under the Corporation's benefit plans and compensation policies.

    Pursuant to the terms of his separation agreement, dated September 18, 2000, Mr. Moore received a lump sum severance payment of $2,640,000. This amount is equivalent to two times Mr. Moore's annual base salary, automobile allowance and target bonus of 75% of base salary. In addition, the Corporation agreed to treat Mr. Moore's termination as an early retirement. As a retiree, Mr. Moore may exercise his stock options at any time within six years from December 31, 2000. Mr. Moore will not forfeit his unvested restricted stock if he satisfies his obligations under the separation agreement. Mr. Moore's benefits under the Corporation's Executive Retirement Plan (ERP) will be calculated with five years of additional age and credited service which increased his benefit by $2,176,000. The Corporation agreed to maintain for two years a country club membership and to provide post-retirement medical and dental benefits to Mr. Moore and his wife, unless he becomes eligible to participate in the medical plan of another employer.

    Pursuant to the terms of his separation agreement, dated December 1, 2000, Mr. Langston received a lump sum severance payment of $450,000. In addition, the Corporation agreed to treat Mr. Langston's termination as an early retirement. As a retiree, Mr. Langston may exercise his stock options at any time within six years from January 1, 2001. Mr. Langston will not forfeit his unvested restricted stock if he satisfies his obligations under the separation agreement. The separation also provides that benefits under the ERP will be calculated with five years of additional credited service which increased his benefit by $511,057. The Corporation agreed to forgive in January 2001 a $50,000 loan to Mr. Langston made in 1998 and to provide medical and dental benefits to Mr. Langston and his wife until January 1, 2006, unless he becomes eligible to participate in the medical plan of another employer.

    Pursuant to the terms of his retirement agreement, dated July 3, 2000, Mr. Burton has received $207,692 and will receive $600,000 plus two times his average bonus on April 1, 2001, his retirement date. He will continue to participate in all benefit and perquisite plans provided to executives until his retirement date of April 1, 2001. As a retiree, Mr. Burton may exercise all stock options granted to him at any time within six years from December 31, 2000. Mr. Burton's unvested restricted stock will not be forfeited if he satisfies his obligations under the retirement agreement. The agreement also provides that benefits under the ERP will be calculated with five years of additional credited service which increased his benefit by $752,639. The Corporation agreed to provide medical and dental benefits to Mr. Burton and his wife for a period of three years, unless he becomes eligible to participate in the medical plan of another employer.

Transactions with Management

    The Corporation made a loan to Mr. Roy Burton, former President—Electronics/OEM Group, to assist him in the purchase of a residence in the Memphis area. The loan is for a period ending April 1, 2001 at an interest rate of 6.5%. The highest balance of such loan outstanding during the period January 3, 2000 through December 31, 2000 was $110,000, and the balance of such loan outstanding at March 12, 2001 is $110,000. The Corporation made an additional loan to Mr. Burton to cover a margin call on Common Stock pledged to a broker in connection with a loan to pay taxes on the receipt of restricted stock from the Corporation. This additional loan was in the amount of $5,241 for a period ending April 1, 2001 at a zero interest rate.

    The Corporation made loans to Mr. Jerry Kronenberg, Vice President—General Counsel and Secretary, to assist him in the purchase of a residence in the Memphis area, other transitional matters and to cover a margin call on Common Stock pledged to a broker in connection with a loan to pay taxes on the receipt of restricted stock from the Corporation. Two of the loans are for a period ending on his retirement date, at a zero interest rate. The other loan is for a period ending December 31, 2001 at a zero interest rate. The highest balance of each loan outstanding during the period January 3, 2000 through December 31, 2000 was $100,000, $135,382 and $37,468, and the balance of such loans outstanding at March 12, 2001 was $100,000, $135,382 and $37,468.

HUMAN RESOURCES COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

    The executive compensation program is designed to align shareholder and management interests, to balance the focus on annual performance targets with actions needed for the long-term success of the Corporation, and to attract, motivate, and retain key executives.

      (a)  Pay Positioning:  The Corporation positions total direct compensation (i.e., base salary, annual incentive, and long-term incentive gain opportunity) at the median of general industry companies, a high percentage of which are represented in the S&P 400. This is a much broader group than the electrical/industrial companies that make up the Thomas & Betts Peer Group Index shown in the performance graph that follows this report. Since electrical/industrial compensation levels are generally consistent with general industry levels (where pay and performance data is more easily accessible), the Committee believes that general industry companies represent an appropriate comparative framework. The annual and long-term incentive components of compensation are sufficiently variable so that there should be a strong relationship between total return to shareholder performance and actual total direct compensation levels over time.

      (b)  Pay Mix:  Like total direct compensation, each component is positioned at the median of general industry companies.

        (i) Base Salary: Base salaries are set by periodic comparison to external rates of pay for comparable positions within general industry and are targeted at the 50th percentile for such positions. Individual salaries are considered for adjustment annually; adjustments are based upon general movement in salary levels in general industry, individual performance and potential, and changes in duties and responsibilities. Actual salaries may range from 20% below to 20% above targeted salary levels. As a group, the average of the Named Executive Officers' base salaries in 2000 was below the targeted level.

        (ii) Annual Incentive: Annual incentives are based upon actual performance compared to established corporate and operating group performance goals. Annual incentives range between 40% and 75% of base salary for median performance and provide a maximum payout of between 60% and 150% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at the 50th percentile and at the 75th percentile for general industry when performance is at that level. For the Chief Executive Officer and other executive officers named in the Summary Compensation Table, performance targets established in February 2000 were based upon Expected Improvement in Economic Profit, a measure of Economic Value Added (EVA). However, in light of management and organizational changes during the year, the annual incentive payment for 2000 was revised to reflect achievement of specified performance objectives and recognition of individual contributions. As a group, the average of the Named Executive Officers' incentive payments for fiscal year 2000 was 20% of base salary.

        (iii) Long-Term Incentives: Long-term incentive awards are made in the form of stock options and restricted stock awards, which are typically granted annually. Combined stock option and restricted stock awards are targeted to provide an expected value at grant date approximately at the 50th percentile for general industry, according to a mix predetermined by the Committee. For executive officers, the expected value of grants ranges from approximately 65% to 190% of base salary. Individual grants may vary based on the Committee's assessment of individual performance and potential. As a group, the average of the Named Executive

    Officers' annual long-term incentive awards in 2000 was 133% of base salary. In determining stock option and restricted stock awards, the Committee does not consider the amount of options and restricted stock granted in prior years. Options are granted at fair market value on the date of grant, have a term of ten years, and vest over a three-year period at the rate of one-third per year. Restricted stock vests at the end of three years.

Compensation of the Chief Executive Officer

  Mr. Moore's Compensation:

    Mr. Moore's 2000 base salary was at an annual rate of $740,000, which was 8% over the prior year. This placed his base salary below the median of salaries paid to chief executive officers in general industry companies of comparable size. The committee based this increase on the performance of the Corporation in 1999 and comparability with other positions within general industry at the 50th percentile.

    Mr. Moore's target annual incentive was 75% of base salary in 2000, and the maximum incentive was 150% of base salary. As a result of Mr. Moore's resignation as chairman, president and chief executive officer in 2000, he did not receive an annual incentive payment. Mr. Moore was granted a stock option for 50,735 shares and a restricted stock award for 21,744 shares. As in previous years, the Committee targeted the expected value of the stock option and restricted stock awards to Mr. Moore to be at the 50th percentile of general industry according to a mix predetermined by the Committee.

  Mr. Dunnigan's Compensation:

    Mr. Dunnigan's 2000 base salary was at an annual rate of $740,000. This placed his base salary below the median of salaries paid to chief executive officers in general industry companies of comparable size.

    Mr. Dunnigan's target annual incentive was 75% of base salary in 2000, and the maximum incentive was 150% of base salary. Mr. Dunnigan re-joined Thomas & Betts on August 9, 2000 as chairman and chief executive officer. When he re-joined the Company, Mr. Dunnigan was granted a stock option for 100,000 shares and a restricted stock award for 25,000 shares. As part of Mr. Dunnigan's employment arrangement, he received an annual incentive of $109,933.

Policy Regarding Executive Compensation Deductibility

    The Corporation's policy is to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Performance-based compensation is a significant part of executive compensation, and it is the Corporation's policy to take all reasonable action to maximize the deductibility of such compensation.

    The Executive Incentive Plan ("EIP") and the 1993 Management Stock Ownership Plan ("MSOP") were approved by the shareholders, and incentive payments under the EIP and stock options granted under the MSOP qualify as performance-based compensation that is not subject to a limit on deductibility. In 2000, the Corporation's newly elected Chief Financial Officer's compensation exceeded the deductibility limit due to his hiring arrangement, but the Committee does not expect the Chief Financial Officer's compensation to exceed the limit in the foreseeable future. Base salary and the value of restricted stock awards do not qualify as performance-based compensation under the Code, but it is unlikely in the near term that such amounts, as calculated under the Code, that are paid to any executive other than the Chief Executive Officer will exceed the deductibility limit.

William H. Waltrip, Chairperson
Dean Jernigan
Robert A. Kenkel

March 7, 2001

PERFORMANCE GRAPH

    The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on the Common Stock with the cumulative total return for the five years ended December 31, 2000 of the Standard & Poor's ("S&P") 500 Stock Index and a Thomas & Betts self-constructed peer group index ("Old Peer Group Index") and a new Thomas and Betts self-constructed peer group index ("New Peer Group Index"). The Corporation chose to replace the Old Peer Group Index with the New Peer Group Index due to consolidation in the industry and because the Corporation sold its Electronics OEM business to TYCO Group S.a.r.l. in 2000.

    The New Peer Group Index consists of five companies whose businesses are representative of the Corporation's business segments. The companies in the index are: Amphenol Corp., Cooper Industries, Inc., Eaton Corporation, Hubbell Incorporated and Rockwell International Corporation.

    The Peer Group Indexes have been weighted in accordance with each company's market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each quarter of each of the five years covered by the performance graph. The weighted return for each quarter was calculated by summing the products obtained by multiplying (i) the percentage that each company's market capitalization represents of the total market capitalization for all companies in the indexes for each such quarter by (ii) the total shareholder return for that company for each such quarter.

	Dec-95	Dec-96	Dec-97	Dec-98	Dec-99	Dec-00
Thomas & Betts Corporation	$100	$124	$135	$127	$96	$51
S&P 500®	$100	$123	$164	$211	$255	$232
Old Peer Group Index (14 Stocks)	$100	$124	$147	$149	$164	$181
New Peer Group Index (5 Stocks)	$100	$125	$144	$128	$137	$146

The Old Peer Group Index consists of Avnet Inc., Benchmark Electronics Inc., Commscope Inc. (since 4Q97), Cooper Industries Inc., Emerson Electric Co., W.W. Grainger Inc., Hubbell Inc. (B Shares), Kent Electronics Corp., Magnetek Inc., Methode Electronics (Class A), Molex Inc., Oak Industries Inc. (through 4Q99), Raychem Corp. (through 2Q99) and Robinson Nugent Inc.

    The Performance Graph presented above should not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

    The Board of Directors currently consists of ten members. Nine are independent directors and one is a member of management. At the Annual Meeting ten directors are to be elected, each to hold office for the term of one year and until a successor is elected and qualified. The ten nominees identified below were recommended by the Corporate Governance Committee and are all currently Board members. Shares represented by proxies that are returned properly signed will be voted for the nominees unless the shareholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. A proxy cannot be voted for a greater number of persons than the ten nominees named below. Directors are elected by a plurality of the votes cast. Shares not voted, whether by withholding or broker non-vote, have no effect on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who will be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly.

    Following is information on the principal occupation and employment during the past five years of each director nominee, positions and offices with the Corporation, and membership on other boards of directors.

Ernest H. Drew, 63
Director since 1989

Private investor (1998 to present). Chief Executive Officer (1997) of Industries and Technology Group (power generation, commercial nuclear power, governmental and environmental services, transport temperature control and process control systems), Westinghouse Electric Corporation. Member of the Board of Management (1995 to 1997) of Hoechst A.G. (chemicals, pharmaceuticals, fibers and plastics). Director of Ashland, Inc., Public Service Enterprise Group Incorporated and UQM Technologies, Inc.

T. Kevin Dunnigan, 63
Director since 1975

Chairman of the Board (1992 to May 2000; August 2000 to present), Chief Executive Officer (1985 to 1997; August 2000 to present), President (1980 to 1994; October 2000 to present), Chief Operating Officer (1980 to 1985), Executive Vice President-Electrical (1978 to 1980), Vice President-T&B/Thomas & Betts (1976 to 1978) and President (1974 to 1976) of The Thomas & Betts Co. Division of the Corporation. Director of C. R. Bard, Inc., PRO MACH, Inc., and Deere & Co.

Jeananne K. Hauswald, 56
Director since 1993

Managing Director (1998 to present) of Solo Management Group, LLC (corporate financial and investment management consultants). Vice President and Treasurer (1993 to 1998) of The Seagram Company Ltd. (beverages and entertainment/communications). Member of the Advisory Board of DSFX International L.L.C. Director of Constellation Brands, Inc.

Dean Jernigan, 55
Director since 1999

Chairman, Chief Executive Officer and President (1984 to present) of Storage USA, Inc. (a self storage real estate investment trust). Director of Storage USA, Inc.

Ronald B. Kalich Sr., 53
Director since 1998
President and Chief Executive Officer (September 2000 to present) of FabriSteel Holdings, Inc. (specialty fastening products). President and Chief Executive Officer (1999 to 2000) of National-Standard Company (wire and wire-related products, fabricated filters and inflator housings for the automotive air bag industry). President and Chief Executive Officer (1994 to 1999) of Getz Bros. & Co., Inc. (medical, industrial and consumer goods). Director of The Carbide/Graphite Group, Inc. and FabriSteel Holdings, Inc.

Robert A. Kenkel, 66
Director since 1994

Private investor (1996 to present). Business consultant (1990 to 1996). Chairman, Chief Executive Officer and Chief Operating Officer (1988 to 1990) of The Pullman Co. (automotive, aerospace and industrial components and products).

Kenneth R. Masterson, 57
Director since 1995

Executive Vice President, General Counsel and Secretary (1998 to present) of FedEx Corporation (transportation services). Executive Vice President, General Counsel and Secretary (1996 to 1998), Senior Vice President, General Counsel and Secretary (1993 to 1996) of Federal Express Corporation (express delivery services). Director of Accredo Health, Inc., Federal Express Corporation and FedEx Ground Package System, Inc.

Jean-Paul Richard, 58
Director since 1996

Chairman and Chief Executive Officer (1998 to present) of PRO MACH, Inc. (packaging machinery). President and Chief Executive Officer (1996 to 1997) of AGCO Corporation (agricultural equipment). President and Chief Executive Officer (1993 to 1996) of Insituform Technologies, Inc. (trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes). Director of PRO MACH, Inc.

Jerre L. Stead, 58
Director since 1998

Former Chairman and Chief Executive Officer (1996 to 2000) of Ingram Micro Inc. (distributor of technology products and services). Chairman and Chief Executive Officer (1995) of Legent Corporation (software products and related services). Executive Vice President (1993 to 1995) of AT&T Corporation (communication services). Director of Armstrong World Industries, Inc., Brightpoint, Inc. and Conexant Systems, Inc.

William H. Waltrip, 63
Director since 1983

Chairman (1993 to present) and Chief Executive Officer (1993 to 1995) of Technology Solutions Company (services and resources to design, develop and implement large-scale computer systems). Chairman (1996 to 1998) and Chief Executive Officer (1996) of Bausch & Lomb Incorporated (contact lens, lens-care and eyewear products). Director of Advanced Medicines, Inc., Bausch & Lomb Incorporated, Charles River Laboratories Holdings, Teachers Insurance and Annuity Association, and Technology Solutions Company.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accounting firm for the Corporation in fiscal year 2000 was KPMG LLP ("KPMG"). The Board, upon the recommendation of the Audit Committee, has appointed this firm, subject to ratification by the shareholders, to audit the financial statements of the Corporation for the fiscal year 2001 and until the 2002 annual meeting of shareholders. KPMG has audited the Corporation's financial statements annually since 1969, is considered to be well qualified, and has no financial interest, direct or indirect, in the Corporation or any subsidiary of the Corporation. If the shareholders do not ratify this appointment, the Audit Committee and the Board will consider the appointment of another independent public accounting firm.

    Representatives of KPMG will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

    Ratification of the appointment of KPMG will require that the number of votes cast in favor of this proposal exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

DEADLINES FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS

Proxy Statement Proposals

    Shareholder proposals intended to be included in the Proxy Statement and form of proxy for the Annual Meeting of Shareholders to be held in 2002, in addition to meeting certain eligibility requirements established by the Securities and Exchange Commission, must be in writing and received by the Secretary at the Corporation's principal executive offices on or prior to November 28, 2001. Alternative notice deadlines apply if the date of the annual meeting differs by more than 30 days from the date of the previous year's annual meeting.

Nomination of Directors and Other Business for Presentation at the Annual Meeting

    Shareholders who wish to present director nominations or other business at the annual meeting of shareholders to be held in 2002 must give notice to the Secretary at the Corporation's principal executive offices on or prior to January 2, 2002. The Corporation's Bylaws specify the information to be included in this shareholder's notice. A shareholder may obtain a copy of the Bylaws by making a written request to the Secretary.

                      By Order of the Board of Directors,

                      JERRY KRONENBERG, Secretary

Memphis, Tennessee
March 28, 2001

APPENDIX A

THOMAS & BETTS CORPORATION
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
(as of March 3, 2000)

I.  FUNCTION

    The primary function of the Audit Committee is to protect the interests of the Corporation's shareholders by assisting senior management and the Board of Directors in fulfilling its oversight responsibilities related to the Corporation's corporate accounting and financial reporting practices and the quality and integrity of the Corporation's financial reports. Key components of this responsibility include:

  •
  Facilitating and maintaining an open avenue of communication among the Board of Directors, the Audit Committee, management, the independent auditors and the internal audit staff or internal audit service provider.

  •
  Serving as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

  •
  Reviewing and appraising the efforts of the independent auditors.

  •
  Providing direction to and oversight of the internal audit function.

II.  ORGANIZATION/COMPOSITION

    The Audit Committee will be comprised of three or more directors as determined by the Board, each of whom shall be an independent director as defined in the rules, as amended from time to time, of the New York Stock Exchange. The members will be free from any financial, family or other material personal relationship that, in the opinion of the Board, would interfere with the exercise of his or her independence from management and the Corporation. All members of the Audit Committee will have a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements, and at least one member shall have accounting or related financial management expertise.

III.  MEETINGS

    The Audit Committee will meet at least three times annually and, unless otherwise directed by the Committee Chairperson, such meetings will be held in February, June and December. Additional meetings may be scheduled as circumstances dictate and may be conducted in person or by electronic means. The Chief Financial Officer should confer with the Committee Chairperson prior to scheduled committee meetings to finalize the meeting agenda. The Audit Committee members will have sole discretion in determining the meeting attendees and agenda.

IV.  RESPONSIBILITIES AND DUTIES

    The Audit Committee believes its policies and procedures should remain flexible in order to best respond to changing conditions and to provide reasonable assurance to the Board that the accounting and reporting practices of the Corporation are in accordance with requirements.

    The Audit Committee will fulfill its duties and responsibilities as follows:

  A.
  General

  •
  Recommend that the full Board adopt a formal written charter and that it be reviewed annually by the Audit Committee. This charter shall be disclosed publicly at least every three years by being published in the Corporation's proxy statement or as otherwise required by law. Maintain minutes or other records of meetings and activities. Report committee actions to the Board with such recommendations as the Audit Committee may deem appropriate. As part of executing its responsibility to foster open communication, the Audit Committee will meet in separate executive sessions, without members of management present, with the independent auditors and with the internal auditors to discuss matters that the Audit Committee or either of these groups believes should be discussed privately. Conduct or authorize investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation and will report its findings to the Board. Review any new accounting or auditing standards adopted by the accounting profession or the Securities and Exchange Commission and any proposed new accounting standards publicly released for comment which are relevant to the Corporation's accounting and internal controls.

  B.
  Independent Auditors

  •
  Recommend to the Board the selection of the independent auditors, after duly considering their independence and effectiveness, and review the fees to be paid to the independent auditors. Annually, the Audit Committee will ensure that a formal statement is received from the independent auditor delineating all relationships between the auditor and the Corporation or any other relationships which may adversely affect the independence of the auditor. The Audit Committee will evaluate and discuss with the independent auditors all such information in order to determine the auditor's independence and objectivity.

  •
  Instruct the independent auditors that they are accountable to the Board of Directors and the Audit Committee.

  •
  Exercise responsibility, on behalf of the Board, for the selection, evaluation and, where warranted, the replacement of the independent auditors.

  •
  Consult with the independent auditors out of management's presence about internal controls and the fullness and accuracy of the financial statements.

  •
  Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed external audit for the current year. The external audit engagement terms shall include a requirement that the independent auditors inform the Audit Committee of any significant changes in the independent auditors' original audit plan and that the independent auditors conduct a SAS 71 Interim Financial Review prior to the Corporation's filing of each quarterly report on Form 10-Q and notify the Audit Committee of any issue requiring its attention.

  •
  Review the coordination of internal and external audit procedures to promote both an effective use of resources and a complete but nonredundant audit.

  C.
  Internal Audit

  •
  Review and approve the annual internal audit plan and any significant changes to it.

  •
  Review the adequacy of internal audit staff in terms of their number and their qualifications.

    •
    Review a summary of the findings of completed internal audits and a progress report on executing the approved internal audit plan.

    •
    Inquire of the internal auditors regarding any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information or to the appropriate level of management authority.

    •
    Review the appointment, performance, independence and, if appropriate, the replacement of the internal auditors.

  D.
  Financial Statements/Internal Controls

  •
  Inquire of the Corporate Controller regarding the adequacy, scope and effectiveness of accounting and financial controls and, as warranted, request recommendations for improvements.

  •
  Review annual financial statements and related notes with management and the independent auditors to determine that each is satisfied with the disclosure and content of the financial statements, including the nature, quality and extent of any significant changes in accounting principles.

  •
  In consultation with management, the independent auditors and the internal auditors, consider the integrity of the Corporation's financial reporting processes and system of internal controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

  •
  Discuss with the independent auditors the auditors' judgment about the quality, not just the acceptability, of the Corporation's accounting principles as applied to its financial reporting.

  •
  Each year, after review and discussion of the audited financial statements with management and the independent auditors, recommend to the Board of Directors whether the financial statements should be included in the Corporation's Annual Report on Form 10-K.

  •
  Each year prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

  •
  Review the travel and entertainment expenses of all inside Board members for compliance with corporate policy.

  E.
  Legal

  •
  Review with the General Counsel any legal matters that may have a significant impact on the Corporation's financial statements.

/x/	Please mark your votes as in this example.	0137
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
		FOR	WITHHELD				FOR	AGAINST	ABSTAIN
1.	Election of Directors.	/ /	/ /	Nominees: 01 E.H. Drew, 02 T.K. Dunnigan, 03 J.K. Hauswald, 04 D. Jernigan, 05 R.B. Kalich Sr., 06 R.A. Kenkel, 07 K.R. Masterson, 08 J.P. Richard, 09 J.L. Stead, 10 W.H. Waltrip	2.	Ratification of Appointment of Independent Public Accountants.	/ /	/ /	/ /
For, except vote withheld from the following nominee(s):					Discontinue future mailing of duplicate Annual Reports.				/ /
						Check box for change of address.			/ /
PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S) DATE

/*\FOLD AND DETACH HERE/*\

Thomas & Betts Corporation encourages you to take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or over the Internet. Your telephone or Internet vote must be received by 12:00 midnight New York time on May 1, 2001. Your telephone or Internet vote authorizes the Proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:	ON A TOUCH-TONE TELEPHONE, DIAL 1-877-779-8683 FROM THE U.S. AND CANADA OR DIAL 001-1-201-536-8073 FROM OTHER COUNTRIES. You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.
OR
VOTE BY INTERNET:
POINT YOUR BROWSER TO THE WEB ADDRESS:
http://www.eproxyvote.com/tnb
Click on the "PROXY VOTING" icon. You will be asked to enter the Voter Control Number located in the box just below the perforation on the proxy card. Then follow the instructions.
OR
VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the envelope provided. If you are voting by telephone or the Internet, please do not mail your proxy card.

QuickLinks

Vote by Telephone
Vote by Internet
Vote by Mail
Vote at the Annual Meeting
Jeananne K. Hauswald, Chairperson Ronald B. Kalich Sr. Jean-Paul Richard Jerre L. Stead
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
PERFORMANCE GRAPH